Exhibit 99.1

Dendreon Announces Second Quarter 2013 Results

– Conference Call to be Hosted August 8, 2013 at 4:30 p.m. ET –

SEATTLE, August 8, 2013 – Dendreon Corporation (Nasdaq: DNDN) today reported results for the second quarter ended June 30, 2013. Net product revenue for the quarter was $73.3 million compared to $80.0 million for the quarter ended June 30, 2012, down 8.4% year over year and up 8.4% on a sequential basis.

Net loss in the second quarter of 2013 was $68.8 million, or $0.45 per share, compared to a net loss of $96.1 million, or $0.65 per share for the same period in 2012.

As of June 30, 2013, Dendreon had $280.6 million in cash, cash equivalents, and short-term and long-term investments, compared to $429.8 million as of December 31, 2012.

“During the second quarter, we made progress turning around what was a challenging first quarter, with solid growth in large accounts where we are focused,” said John H. Johnson, chairman, president and chief executive officer of Dendreon. “Urology led the way, with 37% quarter-over-quarter growth, and our highest-ever sales in this segment. We have received supportive feedback from physicians, patients and key opinion leaders about PROVENGE, and remain focused on improving utilization through our direct-to-consumer advertising campaign, which is generating positive early indicators.”

Second Quarter Highlights:

•

Received a positive opinion from the European Medicines Agency (EMA) Committee for Medicinal Products for Human Use (CHMP) recommending that PROVENGE® (sipuleucel-T) be granted marketing authorization in the European Union (EU)

•	Continued new physician interest in PROVENGE:

•	Added 42 net new accounts in the second quarter

•	Continued to make traction with direct-to-consumer (DTC) advertising campaign:

•	Addresses significant need for patient education and awareness

•	First national television commercial aired on March 7

•	Patients contacting Dendreon directly for more information, resulting in a significant increase in call center and relationship marketing activity

•	Seeing registrations to relationship marketing program increase significantly when ad is on the air and registrations are converting to enrollments faster than expected

•	Continued focus on expanding clinical data

•	Completed enrollment of PROVENGE and ADT (androgen deprivation therapy) sequencing study; presented initial data at ASCO-GU and expect to present additional data in 2013

•	Completed enrollment of PROVENGE and Zytiga® (abiraterone acetate) sequencing study; presented initial data at ASCO-GU and expect to present additional data in 2013

•	Finalized trial design and named steering committee for Phase II trial for sequencing PROVENGE with Xtandi® (enzalutamide) and expect to begin enrolling patients in the fourth quarter of 2013

•	Supporting 19 novel investigator initiated trials (IITs) to advance understanding of immunotherapy and the treatment of advanced prostate cancer

•	Intensifying efforts in the biomarker discovery program and identified some potential pre-treatment biomarkers in a preliminary data set

•

Initiated an early detection study named PREDICT that will image castrate-resistant patients without known metastatic disease. Data from this study may help physicians better identify mCRPC patients early in the disease state.

•	Continuing to advance pipeline including DN24-02, Dendreon’s investigational autologous cell immunotherapy based on the same platform as PROVENGE but targeting the tumor antigen HER2/neu

The Company noted that urology sales have grown to its highest level since launch and sales trends in large accounts have rebounded since Q1 of 2013. The number of large accounts, defined as having an annual run rate of more than $1 million in sales, has grown to its highest level post competitive entries. However, based upon current enrollment trends in July and August, Dendreon does not expect to see enough of a sales increase in the second half of the year to meet its goal of growing PROVENGE year over year. The Company noted that the competitive environment remains largely unchanged from the first quarter.

Conference Call Information

Dendreon will host a conference call on August 8, 2013 at 4:30 p.m. ET. To access the live call, dial 1-877-548-9590 (domestic) or +1-720-545-0037 (international); the conference ID number is 18807239. The call will also be audio webcast with supplemental information slides available from the Company’s website at http://www.dendreon.com under the “Investor/Webcasts and Presentations” section. A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-800-585-8367 or +1-404-537-3406 for international callers; the conference ID number is 18807239. The replay will be available from 7:30 p.m. EDT on Thursday, August 8, until 11:59 p.m. EDT on Wednesday, August 14. In addition, the webcast will be archived for on-demand listening for 90 days at www.dendreon.com and the supplemental information slides will be posted to the Company’s website.

PROVENGE Indication and Important Safety Information

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer.

PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of

PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the restructuring, the timing and elements of the restructuring, the timing and form of related charges, the expected annual operating expense reduction, expectations and beliefs regarding Dendreon’s financial position, profitability and Dendreon’s ability to break even and achieve improved performance as a result of the restructuring, statements regarding sequencing studies, statements regarding studies to advance understanding of immunotherapy and the treatment of advanced prostate cancer, statements regarding biomarkers, expectations about the early detection study, expectations about advancing our pipeline, expectations regarding reductions of cost of goods sold, expectations regarding regulatory approval of PROVENGE® in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s U.S. and global business and prospects, beliefs and expectations regarding potential revenue and earnings from product sales, including beliefs regarding Dendreon’s ability to grow sales, expectations regarding market size, target market, and market opportunity, beliefs regarding the impact of our direct to consumer advertising, expectations with respect to our sales force execution and effectiveness, progress generally on commercialization efforts for PROVENGE, and expectations about clinical trial enrollments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer for a variety of reasons, including competing therapies, instability in our sales force, the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our commercial operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, the failure to achieve approval in Europe, manufacturing difficulties, disruptions or delays and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-Q for the quarter ended June 30, 2013. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACTS:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com

Investor Relations

Nicole Soley, 206-455-2220

InvestorRelations@dendreon.com

DENDREON CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Product revenue, net	$73,286	$79,964	$140,866	$161,936
Royalty and other revenue	29	28	43	130

Total revenue	73,315	79,992	140,909	162,066
Operating expenses:
Cost of product revenue	43,798	61,731	87,173	121,772
Research and development	18,163	19,697	36,611	37,040
Selling, general and administrative	66,831	80,219	129,277	175,534
Restructuring and contract termination	(304)	1,099	1,656	975

Total operating expenses	128,488	162,746	254,717	335,321

Loss from operations	(55,173)	(82,754)	(113,808)	(173,255)
Interest income	177	375	395	758
Interest expense	(13,886)	(13,768)	(27,515)	(27,580)
Other income	40	10	81	26

Net loss	$(68,842)	$(96,137)	$(140,847)	$(200,051)

Basic and diluted net loss per share	$(0.45)	$(0.65)	$(0.93)	$(1.35)

Shares used in computation of basic and diluted net loss per share	151,812	148,161	151,647	147,880

	June 30, 2013	December 31, 2012
Balance Sheet Data:
Cash and cash equivalents	$92,012	$188,408
Short-term investments	115,406	165,396
Long-term investments	73,156	76,045

Total cash and cash equivalents, short-term investments and long-term investments	280,574	429,849
Trade accounts receivable	36,552	38,884
Inventory	91,395	76,300
Total assets	576,887	721,119
Convertible senior notes due 2016	545,666	532,744
Convertible senior subordinated notes due 2014	27,685	27,685
Total stockholders’ equity (deficit)	(100,464)	34,613

DENDREON CORPORATION

RECONCILIATION OF GAAP TO NON-GAAP NET LOSS

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
GAAP net loss	$(68,842)	$(96,137)	$(140,847)	$(200,051)
Non-GAAP adjustments:
Depreciation expense	7,959	10,790	15,721	21,654
Imputed interest related to the convertible senior notes due 2016	6,526	6,019	12,922	11,917
Restructuring and contract termination, including stock-based compensation expense	(304)	1,099	1,656	975
Management severance and other termination benefits:
Severance expense	—	1,792	—	6,965
Non-cash stock-based compensation expense	—	3,434	—	15,112
Other stock-based compensation expense	3,563	12,793	5,645	32,268

Non-GAAP net loss	$(51,098)	$(60,210)	$(104,903)	$(111,160)

Non-GAAP net loss per share- basic and diluted	$(0.34)	$(0.41)	$(0.69)	$(0.75)

Shares used in computation of basic and diluted net loss per share	151,812	148,161	151,647	147,880

The above table provides certain non-GAAP financial measures that include adjustments to GAAP figures. Dendreon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Dendreon’s financial performance and its prospects for the future. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. We believe excluding these items provides important insight into our operational results, important for a company at our stage in development. In addition, these non-GAAP financial measures are among the indicators Dendreon management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP figures.